Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated August 24, 2012, on our audits of the financial statements of 808 Renewable Energy Corporation and Subsidiaries (the “Company”) as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two year period ended December 31, 2011. We have not audited or reviewed any financial statements since our audit of the financial statements for the year ended December 31, 2011.

We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Kabani & Company, Inc.
Certified Public Accountants
Los Angeles, California
January 15, 2013